Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made, effective as of July 20, 2021 (the “Effective Date”), by and between Speedway Motorsports, LLC (“Speedway”) and Dover Motorsports, Inc. (“DVD”), hereinafter individually a “Party” or collectively “Parties”. The Parties have initiated discussions in connection with a possible transaction involving Speedway or its assignee acquiring equity interests or certain assets of DVD (collectively the “Negotiations”), and the Parties each currently possess valuable and proprietary information related to the Negotiations. In order to protect the relative interests of the Parties in such information and to induce each Party to disclose such information to the other Party, the Parties hereby agree as follows:

1.	Confidential Information; Restrictions on Disclosure; Exceptions.

(a)    All information disclosed by a Party pursuant to the Negotiations (whether disclosed on, prior to or subsequent to the Effective Date), either in writing or orally, including any agreements (whether executed or in draft form) related to the Negotiations and the fact that the Negotiations are taking place or may take place, is proprietary in nature and shall be regarded as the confidential information of such disclosing Party (hereinafter referred to collectively as “Confidential Information”). For purposes of this Agreement, the Party receiving such Confidential Information shall be the “Receiving Party” and the Party disclosing such Confidential Information shall be the “Disclosing Party”.

(b)    Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) corresponds in substance to information developed by the Receiving Party without reference to the Confidential Information or was in the Receiving Party’s possession prior to receipt of the same from the Disclosing Party; (ii) now is or hereafter becomes publicly known through no fault of the Receiving Party; or (iii) otherwise lawfully becomes available to the Receiving Party from a third party not known by the Receiving Party to be under an obligation of confidentiality to the Disclosing Party.

(c)    Except as expressly permitted herein, no Receiving Party shall disclose any of the Disclosing Party’s Confidential Information to any third party or use any of the Disclosing Party’s Confidential Information for any purpose other than as necessary in connection with the Negotiations, provided, however, a Receiving Party shall be permitted to disclose Confidential Information to the Receiving Party’s affiliates and the Receiving Party’s and its affiliates’ respective members, officers, employees, directors, attorneys, accountants, auditors, actuaries, lenders, professional advisors and/or consultants (collectively, “Representatives”), provided that such disclosure is, in such Party’s judgment, necessary in order to conduct the Negotiations, and provided further that such Representatives agree to receive such information subject to the terms of this Agreement. Each Receiving Party shall be liable to the Disclosing Party for a breach of this Agreement by the Receiving Party’s Representatives.

2.    Legally Compelled Disclosures. In the event that a Receiving Party or one of its Representatives is required by any law, regulation, rule or order of any governmental body or agency, or any national securities exchange, to disclose any Confidential Information, such Receiving Party (a) shall, to the extent legally permissible, give the Disclosing Party prompt notice of such request so that the Disclosing Party may seek an appropriate protective remedy, and (b) shall, and shall cause its Representatives to, cooperate with the Disclosing Party (at the Disclosing Party’s expense) in the Disclosing Party’s efforts to obtain any such protective remedy. In the event that the Disclosing Party is unable to obtain such a protective remedy, the Receiving Party or its Representatives, as applicable, will (x) furnish only that portion of the Confidential Information that the Receiving Party or its Representatives is required to disclose in the opinion of the Receiving Party’s or its Representatives’ outside counsel, (y) exercise reasonable efforts to assist the Disclosing Party (at the Disclosing Party’s expense) in obtaining assurances that confidential treatment will be accorded the Confidential Information so required to be disclosed, and (z) give notice to the Disclosing Party of the information to be disclosed as far in advance of disclosure of the same as is reasonably possible and legally permissible.

3.    Destruction of Confidential Information. Upon the written request of either Party, all Confidential Information and other information exchanged by the Parties shall be promptly destroyed by each Receiving Party and its Representatives (with destruction of the same confirmed in a writing executed by an officer of the Receiving Party and delivered to the Disclosing Party), no copies thereof shall be retained by any Receiving Party or its Representatives, and no Receiving Party nor any of its Representatives thereafter shall utilize such information in any respect whatsoever; provided, however, (a) outside legal counsel for each Receiving Party may retain one copy of all Confidential Information and other information exchanged by the Parties for archival purposes only, provided further, however, such outside legal counsel shall not disclose such Confidential Information to the Receiving Party, its Representatives or any third party except as otherwise required by law, regulation, rule or order of any governmental authority, and (b) the Receiving Party and its Representatives shall not be required to delete any system back-up media such as copies of any computer records or files containing the Disclosing Party’s Confidential Information which have been created pursuant to automatic archiving or back-up procedures on secured central storage servers, so long as such media, copies, records or files are not (i) readily accessible by the Receiving Party’s or its Representatives’ personnel or (ii) disclosed or used in violation of the terms of this Agreement. Notwithstanding the destruction (and any retention permitted by the terms of this Agreement) of the Confidential Information, each Party and its Representatives will continue to be bound by its obligations hereunder for the duration of the term of this Agreement.

4.    No Disclosure Obligation; Termination of Negotiations; Term of Agreement. Each Party agrees that neither Party shall be under any obligation hereunder to provide the other Party with Confidential Information or to supplement or update any Confidential Information previously so provided. Either Party may terminate the Negotiations at any time without penalty, liability or obligation (other than with respect to breach of this Agreement by a Party), and neither Party is bound to proceed with any transaction or incur any expenses pursuant thereto, in the absence of a definitive agreement regarding the subject matter of the Negotiations. Except as otherwise specified herein or as modified by a subsequent written agreement between the Parties, the term of this Agreement, and the Parties obligations hereunder, shall commence on the Effective Date and expire two (2) years thereafter, regardless of whether or not the Parties consummate a transaction, otherwise enter into a business relationship or terminate the Negotiations without consummating a transaction or otherwise entering into a business relationship.

5.    Ownership of Confidential Information. The Disclosing Party’s Confidential Information shall be and remain the property of the Disclosing Party, and no right or license is granted to the Receiving Party with respect to any such Confidential Information pursuant to this Agreement or from any acts, statements or dealings resulting in or related to the negotiation or execution of this Agreement. Nothing in this Agreement limits or prohibits either Party from using or disclosing its own Confidential Information.

6.    Remedies; No Waiver. The Parties agree that the Disclosing Party would be irreparably harmed by a breach of this Agreement by the Receiving Party or its Representatives and monetary damages would not be a sufficient remedy for any actual or threatened breach of this Agreement by the Receiving Party or its Representatives, and that the Disclosing Party shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach and that neither the Receiving Party nor its Representatives shall oppose the granting of such relief on the basis of an adequate remedy at law. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available. The Receiving Party hereby waives any requirement for the posting of any bond or other security in connection with the implementation of any such remedy. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

7.    Entire Agreement; Counterparts; Modification; Severability. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior agreement between the Parties regarding the subject matter hereof. No modification or amendment of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless approved in writing by each Party, or in the case of a waiver, the Party against whom the enforcement of such waiver is sought. This Agreement may be executed in one or more counterparts, including by .pdf, facsimile or other electronic transmission, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. If any provision contained in this Agreement or the application thereof is deemed to be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision in all other circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

8.    Governing Law; Venue; Assignment. This Agreement will be governed by and construed in all respects according to the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party, for itself and its successors and assigns, hereby expressly and irrevocably consents to the exclusive jurisdictions of the state and federal courts of the State of Delaware for any litigation arising out of this Agreement. The Parties further expressly waive any objection based on forum non conveniens or any objection to venue of any such action. This Agreement and each Party’s rights and obligations hereunder shall not be assignable or delegable, in whole or in part, by either Party without the written consent of the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

SPEEDWAY MOTORSPORTS, LLC By: /s/ Marcus G. Smith Name: Marcus G. Smith Its: Chief Executive Officer

DOVER MOTORSPORTS, INC. By: /s/ Denis McGlynn Name: Denis McGlynn Its: Chief Executive Officer

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